Exhibit 10.14

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of this 8th day of March, 2012, between ARE-MA REGION NO. 47, LLC, a Delaware limited liability company (“Licensor”), and OVASCIENCE, INC., a Delaware corporation (“Licensee”).

RECITALS:

A.            Licensor is the owner of that certain real property located at 41 Linskey Way, Cambridge, Massachusetts (the “Property”).

B.            Licensee is currently negotiating a lease agreement with an affiliate of Licensor (“Affiliate”) for certain premises at the property commonly known as 215 First Street, Cambridge, Massachusetts, containing approximately 6,000 rentable square feet (the “Lease”).

C.            Prior to the commencement of the term of the Lease, Licensee desires to have a license to use a portion of the Property commonly known as Suite B, consisting of approximately 3,257 rentable square feet, as more particularly described on Exhibit A attached hereto (“Licensed Premises”).  Licensor is willing to permit Licensee to use the Licensed Premises.

D.            Licensee and Licensor wish to confirm the terms and conditions upon which Licensee may use the Licensed Premises.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor agree as follows:

1.             Grant of License.  Licensor hereby grants to Licensee a revocable exclusive license to enter and use the Licensed Premises for the use described below commencing on March 8, 2012 (the “Commencement Date”).  The term (the “Term”) of the license granted pursuant to this Section 1 shall expire on the earliest to occur of (i) 5 business days after the Commencement Date (as defined in the Lease) of the Lease, (ii) the termination of this Agreement for Cause (as defined in Section 8), and (iii) May 31, 2012, if Licensee and Affiliate have not entered into a Lease acceptable to both Licensee and Affiliate, each in their sole and absolute discretion, on or before April 23, 2012.  Licensee hereby accepts the Licensed Premises on an “as is” basis and in its condition as of the date of this Agreement and Licensor is hereby expressly relieved and released from any duty or obligation to make any improvements or alterations to the Licensed Premises prior to or after the Commencement Date of the Term.  Licensee hereby further acknowledges that Licensor has made no representation as to the condition of the Licensed Premises or the Property or the suitability of the Licensed Premises or the Property for Licensee’s intended use.

2.             Waiver of Liability and Indemnification.  Licensee warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Property under this license.  Licensee waives any claim it may have against Licensor arising out of the use of this license or the Licensed Premises, and releases and exculpates Licensor from any liability in connection with Licensee’s use of the license or the Licensed Premises.  Licensee hereby agrees to indemnify, defend, and hold harmless Licensor from any claim of damage to property or injury to person arising from Licensee’s use of this license or the Licensed Premises or a breach or default by Licensee in the performance of any of its obligations or agreements hereunder, except to the extent caused by the willful misconduct or negligence of Licensor.  The provisions of this Section 2 shall survive the expiration or earlier termination of this Agreement.

3.             Insurance of Licensee.  Licensee, at its sole cost and expense, shall maintain during the Term:  all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Licensed Premises by Licensee at Licensee’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Licensed Premises.  The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Licensor, its officers, directors, employees, managers, agents and contractors as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Licensor (any policy issued to Licensor providing duplicate or similar coverage shall be deemed excess over Licensee’s policies).  Licensee shall (i) provide Licensor with advance written notice of cancellation of such commercial general liability policy, and (ii) require Licensee’s insurer to endeavor to provide 30 days advance written notice of cancellation of such commercial general liability policy (or 10 days advance written notice for non-payment of premiums).  Certificates of insurance showing the limits of coverage required hereunder and showing Licensor as an additional insured shall be delivered to Licensor by Licensee prior to the Commencement Date and upon each renewal of said insurance.  Licensee shall, prior to the expiration of such policies, furnish Licensor with renewal certificates.

The property insurance obtained by Licensee and any property insurance maintained by Licensor with respect to the Licensed Premises shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Licensor or Licensee, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against.  Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under such property insurance, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage.  The failure of a party to insure its property shall not void this waiver.  Licensor and its respective Related Parties shall not be liable for, and Licensee hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Licensee or any person claiming through Licensee resulting from any accident or occurrence in or upon the Licensed Premises or the Property from any cause whatsoever.  If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Licensor or Licensee shall be deemed not released but shall be secondary to the other’s insurer.

4.             Use.  Licensee’s use and occupancy of the Licensed Premises is strictly limited to office and related uses consistent with the character of the Property.  Licensee shall not make any alterations, additions, or improvements to the Licensed Premises of any kind whatsoever.  The Licensed Premises shall be used in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Property (“Legal Requirements”).

In connection with its use of the Licensed Premises, Licensee shall also have the non-exclusive right to use, in common with Licensor and other tenants and licensees of the Property those common areas of the Property, which common areas are for the non-exclusive use of tenants and licensees of the Property.  From and after the Commencement Date through the expiration of the Term, Licensee shall have access to the Licensed Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Licensor of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Agreement.

Licensee shall be responsible for entering into a contract with a union janitorial contractor and paying for its own nightly janitorial services for the Licensed Premises.  Licensee shall have the right to dispose of non-hazardous waste in the garbage dumpster located at the Property, at no additional charge to Licensee.

Licensor hereby reserves the right to enter the Licensed Premises at all reasonable times for any purpose Licensor deems to be necessary or appropriate in connection with the maintenance, repair, operation, sale or leasing of the Property. Except in case of emergency, Licensor shall make a reasonable effort to give Licensee 24 hours advance notice of any entry into the Licensed Premises pursuant to this paragraph.  Licensor shall use reasonable efforts to minimize interruption of Licensee’s business during any entry into the Licensed Premises pursuant to this paragraph.

5.             Parking.  Subject to all matters of record, force majeure, a casualty or a taking and the exercise by Licensor of its rights hereunder, Licensor shall make available to Licensee, at the rate of $220.00 per parking space per month, a license for 4 parking spaces in the surface parking lots at the “Red Lot” at 200 Second Street, Cambridge, Massachusetts or at the “Brown Lot” at 100 Binney Street, Cambridge, Massachusetts, all of such parking spaces to be on a non-reserved basis.  Licensee shall have the right but not the obligation to license such 4 parking spaces. Licensee shall notify Licensor prior to the Commencement Date as to how many of the 4 parking spaces that Licensee will license hereunder and Licensee shall give Licensor 10 days’ notice if it wishes to license additional spaces, up to 4 spaces in the aggregate hereunder.  Licensor shall not be responsible for enforcing Licensee’s parking rights against any third parties, including without limitation other tenants at the Property.

6.             Hazardous Materials.  Except for Hazardous Material contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes, Licensee shall not permit or cause any party to bring any Hazardous Material upon the Licensed Premises or use, store, handle, treat, generate, manufacture, transport, release or dispose of any Hazardous Material in, on or from the Licensed Premises without Licensor’s prior written consent which may be withheld in Licensor’s sole discretion.  The term “Hazardous Materials” shall mean any flammable material, explosives, radioactive materials, petroleum products, hazardous or toxic substances, or any waste or related materials, including without limitation anything included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, or “toxic substances” under any applicable federal, state or local law or regulation.  If Licensee or any Related Party in any way causes or permits contamination of the Licensed Premises or the Property with Hazardous Materials, Licensee shall notify Licensor, and Licensor may terminate the license immediately.  Licensee hereby indemnifies Licensor, and agrees to defend and hold Licensor harmless, from and against all claims of any type arising from or in connection with contamination of the Licensed Premises or the Property by Hazardous Materials caused by Licensee or any Related Party of Licensee or by Licensee’s use of this license.

The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

7.             License Fees.  In consideration of Licensor’s agreement to enter into this Agreement, Licensee shall pay a license fee (“License Fee”) to Licensor in the amount of $1,000.00 per month. The first month’s License Fee shall be due and payable on delivery of an executed copy of this Agreement to Licensor. Licensee shall pay to Licensor in advance, without demand, abatement, deduction or set-off, monthly installments of the License Fee on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Licensor for payment of the License Fee set forth below, or to such other person or at such other place as Licensor may from time to time designate in writing.  Payments of the License Fee for any fractional calendar month shall be prorated. In the event that Licensee continues to use the Licensed Premises after the Term without the prior written consent of Licensor, Licensee shall be a trespasser with no license to use the Licensor Property and shall be liable for any loss by Licensor arising from such trespassing.

Payments required to be made to Licensor pursuant to this Agreement shall be remitted to Licensor at the address set forth below (as the same may be changed from time to time by Licensor upon written notice from Licensor to Licensee):

P.O. Box  975383

Dallas, TX 75397-5383

8.             Termination.  “Cause” for termination of this Agreement shall exist if (i) the payment of any amount due under this Agreement to Licensor is not made when due; provided, however, that Licensor will give Licensee notice and an opportunity to cure any failure to pay any amount due under this Agreement within 3 days of any such notice not more than once during the Term; or (ii) Licensee fails to comply with any of the terms or provisions of this Agreement (other than the provisions requiring the payment of fees or other sums), and fails to cure such default within 10 business days after the date of receipt of written notice of default from Licensor.

9.             Limitation on Licensor’s Liability.  NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE TO THE CONTRARY:  (A) LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR (AND LICENSEE AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO:  LICENSEE’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE LICENSED PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LICENSOR FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE LICENSED PREMISES OR ARISING IN ANY WAY UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LICENSOR HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LICENSOR’S INTEREST IN THE PROPERTY OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LICENSOR’S INTEREST IN THE PROPERTY OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LICENSOR IN CONNECTION WITH THIS AGREEMENT NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LICENSOR OR ANY OF LICENSOR’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS.  UNDER NO CIRCUMSTANCES SHALL LICENSOR OR ANY OF LICENSOR’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO LICENSEE’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

10.          Assignment.  Licensee may not assign or otherwise transfer all or any part of its interest in this Agreement or in the Licensed Premises without the prior written consent of Licensor, which consent shall be granted or withheld in Licensor’s sole and absolute discretion.

11.          Governing Jurisdiction.  This Agreement shall be construed under and in accordance with the laws of the Commonwealth of Massachusetts.

12.          Notice.  Any notice required to be given under this Agreement may be personally delivered to a party, or may be sent by overnight courier service (e.g., Federal Express), or by facsimile transmission with a confirming copy sent by overnight courier service, to either party addressed as follows:

To Licensee:	OvaScience, Inc.
41 Linskey Way, Suite B
Cambridge, MA 02142
Attn: Lease Administrator

To Licensor:	c/o Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard, Suite 299
Pasadena, CA 91101
Attn: Corporate Secretary
Re: 41 Linskey Way

13.          OFAC.  Licensee, and all beneficial owners of Licensee, are currently (a) in compliance with and shall at all times during the Term of this License remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

14.          Miscellaneous.  Any modification of this Agreement must be in writing signed by both Licensor and Licensee.  If any provision of this Agreement is made unenforceable, such shall not affect the enforceability of any other provision. If any action is brought by either party against the other, the prevailing party shall be entitled to recover reasonable attorney’s fees. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the respective parties.  This Agreement may be signed in counterparts.

15.          Brokers.  Licensor and Licensee each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction.  Licensor and Licensee each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 15, claiming a commission or other form of compensation by virtue of having dealt with Licensor and Licensee, as applicable, with regard to this leasing transaction.

16.          Asbestos.

a.             Notification of Asbestos.  Licensor hereby notifies Licensee of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Building in the locations identified in Exhibit B.

b.             Licensee Acknowledgement.  Licensee hereby acknowledges receipt of the notification in paragraph (a) of this Section 16 and understands that the purpose of such notification is to make Licensee, and any agents, employees, and contractors of Licensee, aware of the presence of ACMs and/or PACMs within or about the Building in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

/s/ CB
Licensee’s
Initials

c.             Acknowledgement from Contractors/Employees.  Licensee shall give Licensor at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Building, and before soliciting bids from any person to perform such services.  Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities.  Thereafter, Licensee shall grant Licensor reasonable access to the Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities.  Upon Licensor’s request, Licensee shall deliver to Licensor a copy of a signed acknowledgement from any contractor, agent, or employee of Licensee acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Building in the locations identified in Exhibit B prior to the commencement of such activities.  Nothing in this Section 16 shall be deemed to expand Licensee’s rights under the Lease.

(i)            Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii)           Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii)          Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

LICENSOR:

ARE-MA REGION NO. 47, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

/s/ Eric S. Johnson
		By:	Eric S. Johnson
		Its:	Vice President Real Estate Legal Affairs

LICENSEE:

OVASCIENCE, INC.,
a Delaware corporation

By:	/s/ Chris Bleck
Its:	COO

EXHIBIT A

LICENSED PREMISES

D
C
B
A
1
□ - Ovascience

1 EXISTING BASEMENT LEVEL FLOOR PLAN
TOTAL SQUARE FEET = 2,987 GFS

41 Linskey Way
Cambridge, MA.

Existing Conditions
Floor Plans

Title
BASEMENT
FLOOR PLAN

EX-0

EXHIBIT B

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at 41 Linskey Way, Cambridge, MA (“Building”).

Historically, asbestos was commonly used in building products used in the construction of buildings across the country.  Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation.  Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

An asbestos survey of the Building has determined that ACMs and/or materials that might contain asbestos, referred to as presumed asbestos-containing materials or PACMs, are present within or about the Premises.  The surveys found ACMs and/or PACMs at the following location(s) in or about the Premises:

The ACMs and PACMs listed above were in good condition and may be managed in place.  Because ACMs and PACMs may be present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”).  The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building.  The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs.  Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices.  ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled.  This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).  If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases.  However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers.  In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs.  Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at Licensor’s office located at 700 Technology Square, Suite 302, Cambridge, MA 02139.